EXHIBIT 12

        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges

                                       and

 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                        Three Months Ended April 1, 2000

                                   (Unaudited)

                                                                                                         Ratio of
                                                                                                       Earnings to
                                                                                                      Combined Fixed
                                                                                     Ratio of          Charges and
                                                                                    Earnings to      Preferred Stock
 (Dollar Amounts In millions)                                                      Fixed Charges        Dividends
                                                                                 -----------------   -----------------
 Net earnings ................................................................     $      1,207        $      1,207
 Provision for income taxes ..................................................              549                 549
 Minority interest in net earnings of consolidated affiliates ................               19                  19
                                                                                 -----------------   -----------------
 Earnings before provision for income taxes and minority interest ............            1,775               1,775
                                                                                 -----------------   -----------------
 Fixed charges:
    Interest .................................................................            2,524               2,524
    One-third of rentals .....................................................              104                 104
                                                                                 -----------------   -----------------
 Total fixed charges .........................................................            2,628               2,628
 Less interest capitalized, net of amortization ..............................              (25)                (25)
                                                                                 -----------------   -----------------
 Earnings before provision for income taxes and minority interest, plus fixed
    charges ..................................................................     $      4,378        $      4,378
                                                                                 =================   =================
 Ratio of earnings to fixed charges ..........................................             1.67
                                                                                 =================

 Preferred stock dividend requirements .......................................                         $         31
 Ratio of earnings before provision for income taxes to net earnings .........                                 1.45
                                                                                                     -----------------
 Preferred stock dividend factor on pre-tax basis ............................                                   45
 Fixed charges ...............................................................                                2,628
                                                                                                     -----------------
 Total fixed charges and preferred stock dividend requirements ...............                         $      2,673
                                                                                                     =================
 Ratio of earnings to combined fixed charges and preferred stock dividends ...                                 1.64
                                                                                                     =================

For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.

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